EXHIBIT 99.1

ERF Wireless Reports Second Quarter 2009 Results

LEAGUE CITY, Texas--(BUSINESS WIRE)--ERF Wireless (OTCBB:ERFW - News), a leading provider of enterprise-class wireless and broadband products and services, announced today that the company has filed its Form 10-Q with the Securities and Exchange Commission reporting results for the second quarter ended June 30, 2009.

Dr. H. Dean Cubley, CEO of ERF Wireless, commented, "During the first half of 2009, we continued to lay the foundation for future growth by acquiring additional Wireless Internet Service Provider (WISP) operations and partnering with other large wireless network operators to expand our footprint in active oil and gas drilling regions. Our primary focus during this quarter has been on working with our customers and partners in the oil and gas sector to ramp up our capabilities and product offerings, including the introduction of our go-to-market strategy for our branded product and service offering. Additionally, we have been very active in training sales, marketing and operations teams for the full deployment of our mobile broadband trailer (MBT) wireless product. Although our results for the first half of 2009 do not include significant revenues from the oil and gas sector, we expect to begin realizing recurring wireless circuit, construction and services revenues from all of our oil and gas contracts in the second half of 2009."

For the second quarter of 2009, the company reported total net sales of $1,278,000, an increase of 27% compared with $1,005,000 in the second quarter of 2008. The $273,000 increase in net sales during the second quarter of 2009 as compared to the net sales generated in the second quarter of 2008 is primarily attributable to a $258,000 increase in recurring WISP services from acquisitions. For the three and six months ended June 30, 2009, the company reported losses from operations of $1,893,000 and $3,965,000 compared to losses from operations of $1,941,000 and $3,434,000 for the three and six months ended June 30, 2008. For the six months ended June 30, 2009 and 2008, cash used for operating activities was $1,283,000 and $2,091,000, respectively. Primary and fully-diluted net loss per share for the three and six months ended June 30, 2009, were ($0.02) and ($0.04), respectively. Primary and fully-diluted net loss per share for the three and six months ended June 30, 2008, were ($0.03) and ($0.05), respectively.

Richard Royall, CFO of ERF Wireless, commented, “We have spent a considerable amount of time and effort working with our investment banking team and others in securing a significant round of financing that will be used to capitalize on the growth expected from all of our oil and gas contracts. We expect to close on financing in the very near future with the use of proceeds to be devoted toward additional acquisitions in oil and gas territories, mobile broadband trailers, wireless equipment and general working capital.”

RECENT EVENTS

Historically, our revenues have been generated primarily from Internet and construction services. Our Internet revenues result from our offering of broadband and basic communications services to residential and enterprise customers. Our construction revenues result from the construction of bank networks and other services associated with providing wireless products and services to the regional banking industry. During the first half of 2009, approximately 86% of our revenue was generated from Internet services and 14% of our revenue was generated from construction services. We expect our Internet services to experience the most growth during the second half of fiscal 2009 as we devote significant capital resources to developing the sale of wireless products and services in the oil and gas market.

During the second quarter of fiscal 2009, the company advanced its strategic business plan as evidenced by a number of agreements and activities. A summary of milestones during and subsequent to the quarter ended June 30, 2009, includes:

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The acquisition and integration of Frontier Internet LLC and iTexas.net. These two WISPs operate in the oil-rich Barnett Shale region and will add over $1 million in recurring annual revenues from WISP operations, as well as future oil and gas revenues.

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The announcement of energy sector expert, Douglas Gibson joining ERF as energy industry consultant. Gibson has an impressive resume of profitable results in company start-ups, development of corporate strategy, international selling and negotiations, and overall technology development. In the mid-1990’s Gibson founded Petrosol, generating over $110 million in total sales through 2002. Petrosol, in 2000, became a partner of Sensa, which developed revolutionizing fiber optic sensing technologies for use within the oil and gas industry. A major oil and gas services company later acquired Sensa in 2001.

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ERF Wireless engaged ACRS 2000 Corp., specialists in acquiring federal funding, to assist the company in the preparation of all its applications for portions of the RUS and NTIA stimulus funding designed to accelerate broadband deployment in rural markets.

•	ERF Wireless was identified by an independent analyst, Emerging Growth Research LLP, as a very strong candidate to receive stimulus funds in its July 2009 Broadband Stimulus Report.

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas, and is the parent company of ERF Oil & Gas Services, ERF Enterprise Network Services, ERF Bundled Wireless Services, ERF Wireless Messaging Services and ERF Network Services. The company specializes in providing wireless and broadband product and service solutions to enterprise, commercial and residential clients on a regional, national and international basis. Its principals have been in the wireless broadband, network integration, triple-play FTTH, IPTV and content delivery business for more than 40 years. For more information, please visit our websites at www.erfwireless.com and www.erfwireless.net or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Contact:

ERF Wireless Inc.
Clareen O’Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com
or
Rubenstein Investor Relations Inc.
Tim Clemensen, 212-843-9337
tclemensen@rubensteinir.com